EXHIBIT 10.30

CONFORMED COPY

THE CASCADE NATURAL GAS CORPORATION

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

As Amended and Restated
as of January 1, 1996
and Further Amended through
Amendment No. 2

TABLE OF CONTENTS

PURPOSE

ARTICLE 1. DEFINITIONS

1.1	“Board”
1.2	“Committee”
1.3	“Company”
1.4	“Effective Date”
1.5	“Final Monthly Compensation”
1.6	“Lump Sum”
1.7	“Normal Retirement Date”
1.8	“Participant”
1.9	“Plan”
1.10	“Primary Social Security Benefit”
1.11	“Retirement Plan”
1.12	“Surviving Beneficiary”
1.13	“Total and Permanent Disability”

ARTICLE 2. PARTICIPATION

ARTICLE 3. RIGHT TO RECEIVE BENEFITS

3.1	Normal Retirement Supplemental Income
3.2	Early or Disability Retirement Supplemental Income
3.3	Death Benefits
3.4	Beneficiary of Death Benefits
3.5	Vested Benefits
3.6	Forfeiture or Suspension of Benefits
3.7	Retirement Benefits in the Event of Change in Control
3.8	Limitations on Certain Excess Payments

ARTICLE 4. PAYMENT OF BENEFITS

4.1	Form
4.2	Source
4.3	Key Man Insurance
4.4	Physical Examination

ARTICLE 5. ADMINISTRATION, AMENDMENT AND TERMINATION

5.1	Committee

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5.2	Company Functions
5.3	Amendment and Termination

ARTICLE 6. GENERAL PROVISIONS

6.1	No Effect on Employment
6.2	Legally Binding
6.3	No Transfer of Benefits
6.4	Disclosure to Participants
6.5	Adoption

APPENDIX A

APPENDIX B

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CASCADE NATURAL GAS CORPORATION

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

PURPOSE

Cascade Natural Gas Corporation established this Executive Supplemental Retirement Income Plan effective July 1, 1983, to promote the best interests of the Company by enabling the Company (a) to attract to its key management positions persons of outstanding ability, and (b) to retain in its employ those persons of outstanding competence who occupy key executive positions and who in the past contributed and who continue in the future to contribute materially to the success of the business by their ability, ingenuity and industry.  The Plan was amended and restated effective January 1, 1987, to clarify the provisions regarding death benefits and again effective May 1, 1989, to reflect changes to early retirement benefits, to clarify provisions regarding the vested benefits, spousal benefits, and benefits in the event of change in control and to limit certain excess payments.  The Plan is being amended and restated to incorporate amendments to the May 1, 1989 restatement and to provide additional benefits in the event of certain changes in control of the Company.  The provisions of this Amended and Restated Plan supersede those of the prior version of the Plan as of the Effective Date.

ARTICLE 1.

DEFINITIONS

In construing the Plan, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the content:

1.1           “Board” means the Board of Directors of the Company as constituted from time to time.

1.2           “Committee” means the Pension Committee of the Board.

1.3           “Company” means Cascade Natural Gas Corporation, a Washington corporation.

1.4           “Effective Date” of the Amended Plan is January 1, 1996, except as follows:

(a)          The changes in 2.2 relating to the date on which participation begins shall apply only to a Participant who is an employee on or after January 1, 1996.

(b)         The changes in crediting of service for vesting under 3.5(c) shall apply on May 1, 1996 only with respect to a Participant who is an employee on or after that date.

(c)           The additional severance benefits provided under 3.7(i) shall be effective May 1, 1996.

1.5           “Final Monthly Compensation” means the greater of the following:

(a)           One-twelfth (1/12) of the highest annual salary paid to a Participant during any of the five calendar years preceding the Participant’s retirement under this Plan; or

(b)           The rate of monthly salary payable to the Participant in the last full month prior to the Participant’s retirement under this Plan.

1.6           “Lump Sum” means a single payment representing all unpaid installments determined under 3.3(g).

1.7           “Normal Retirement Date” means the first day of the month next following the Participant’s sixty-fifth (65th) birthday.

1.8           “Participant” means an employee who has fulfilled and continues to fulfill all requirements for participation.  The initial designation of Participants shall be all executive officers of the Company elected by the Board of Directors (not including “Assistant” officer positions).

1.9           “Plan” means the Executive Supplemental Retirement Income Plan as set out in this agreement, as amended from time to time.

1.10         “Primary Social Security Benefit” means the estimated monthly primary old age insurance amount which a Participant could expect to receive commencing on the first day of the month following the Participant’s 65th birthday or later termination date under the federal Social Security Act as in effect on the Participant’s Normal Retirement Date or Termination Date, whichever occurs first.  In making the estimate, it will be assumed that

(a)          The covered earnings of a Participant retiring on or after his Normal Retirement Date for the calendar year prior to his retirement will be twelve (12) times his Final Monthly Compensation, subject to the limit in (c).  Furthermore, the Participant’s covered earnings for each prior year will be based on the assumption that the Participant received six percent (6%) annual increases in his compensation on the first day of January of each year, subject to the limit in (c).

(b)         The covered earnings of a Participant whose employment terminates for any reason prior to his Normal Retirement Date will be twelve (12) times his Final Monthly Compensation, subject to the limit in (c) and determined as of the date the Participant’s employment terminates, for the calendar year in which the Participant’s employment terminates and for each calendar year up to and including his Normal Retirement Date.  Furthermore, the Participant’s covered earnings for each prior year will be subject to the limit in (c) and based on the assumption that the Participant received six percent (6%) annual increases in his compensation on the first day of January of each year.

(c)           Covered earnings of a Participant for any year shall not exceed the compensation and benefit base in effect at the beginning of the year as determined under Section 230 of the Social Security Act.

1.11         “Retirement Plan” means the Retirement Plan for Employees of Cascade Natural Gas Corporation, as amended from time to time.

1.12         “Surviving Beneficiary” means the beneficiary or beneficiaries determined pursuant to Section 3.4.

1.13         “Total and Permanent Disability” means a disability that is presumably permanent and which prevents the Participant from rendering the services required by him in his employment by the Company.

1.14         “Years of Benefit Service” has the meaning set forth in the Retirement Plan.

1.15         “Years of Eligibility Service” has the meaning set forth in the Retirement Plan.

ARTICLE 2.

PARTICIPATION

2.1           Participation shall be limited to key executive employees designated by the Board as eligible.  Eligible employees may be designated by name or by class of employee.

2.2           Participation in the plan shall start on the first day of the calendar month that coincides with or immediately follows the date on which the employee becomes eligible to participate under 2.1.

(a)           The date on which participation begins shall be known as the “Entry Date.”

(b)           Participation shall continue until the first of the following occurs:

(1)           The individual ceases to be a member of a class of employee designated as eligible to participate.

(2)           The Board terminates the individual’s eligibility.

(3)           The individual’s employment terminates for any reason.

(c)           Discontinuing participation shall not affect a Participant’s rights to any vested accrued benefits under the Plan, subject to 3.6.

2.3           No employee shall be eligible to participate in the plan after September 30, 2003.

ARTICLE 3.

RIGHT TO RECEIVE BENEFITS

Each qualified Participant or his beneficiary shall have the right to receive, and the Company shall pay, supplemental benefits as provided in this Article 3.

3.1           Normal Retirement Supplemental Income.  Upon retirement at or after his Normal Retirement Date, a Participant shall receive a monthly pension for life equal to the vested portion of the Normal Retirement Benefit under (a):

(a)           The Normal Retirement Benefit shall equal seventy percent (70%) of the Participant’s Final Monthly Compensation less the sum of the following:

(1)           his monthly retirement income from the Retirement Plan (computed as a single life annuity); and

(2)           one-twelfth (1/12) of his annual Primary Social Security Benefit (computed on the date he actually retires without regard to any subsequent cost of living adjustments).

(b)           Vesting shall be determined under 3.5.

(c)           Benefits shall cease to accrue after September 30, 2003.  The accrued benefit of any Participant shall be computed as if the Participant terminated employment on the earlier of September 30, 2003 or the date as of which employment actually ended.

3.2           Early or Disability Retirement Supplemental Income.  Early retirement benefits and disability benefits shall be payable as follows.

(a)           The Board may approve applications for early retirement under the Plan for the following:

(1)           A Participant with at least 2 Years of Eligibility Service who has either attained age 55 or suffered a total and permanent disability.

(2)           A Participant whose benefits have fully vested under 3.5.

(b)           Applications under (a) shall state whether the Participant wishes benefits to begin at Normal Retirement Date or the date the Participant actually retires.

(c)           The Participant’s monthly retirement income from the Retirement Plan shall be the single life annuity that begins on the Participant’s Normal Retirement Date to which the Participant would be entitled if he had attained his Normal Retirement Date on the date his employment by the Company terminated.

(d)           The Participant’s Final Monthly Compensation shall be determined as of the time the Participant’s employment by the Company ends.

(e)           The Participant’s Primary Social Security Benefit shall be computed as provided in Section 1.10(a)(2) and shall constitute an offset in computing the Participant’s Supplemental Retirement Income as provided in subparagraph (b)(2) of Section 3.1 whether or not the Participant’s Social Security benefits have commenced.  If the Participant is not eligible to receive Social Security benefits when payment of his supplemental retirement under this Plan begins, the Board may, in its sole discretion, agree to pay the Participant an additional sum equal to one-twelfth (1/12th) of the Participant’s annual Primary Social Security Benefit reduced as provided by Section 202(q) of the Social Security Act for payment at age 62.  Such additional payments shall terminate with the payment due in the month of the Participant’s 62nd birthday.

(f)            If the Participant’s supplemental payments start prior to his Normal Retirement Date, then, subject to paragraph (g) below, the amount of each monthly payment shall be reduced using the same percentages as apply in determining a Participant’s monthly early retirement income under the Retirement Plan as set forth in Table C to said Retirement Plan.  A copy of Table C is attached as Appendix A to this Agreement.

(g)           No reduction under paragraph (f) will be required if either of the following applies:

(1)           On the date the Participant retires, the sum of the Participant’s age plus the number of whole Years of Benefit Service after 1989 and Years of Past and Future Service prior to 1990 that are credited to the Participant under the Retirement Plan equals or exceeds 90.

(2)           The Board has designated the Participant as eligible to retire early without actuarial reduction of benefits.  Such designations may be made at any time without need for an application by the Participant.

3.3           Death Benefits.  The Plan shall pay a death benefit to the surviving spouse of a Qualifying Participant and to the designated beneficiary, if the surviving spouse is not the designated beneficiary.  The death benefit payable to the surviving spouse shall consist of the Spousal Benefit, plus, if the surviving spouse is the designated beneficiary, the Guaranteed

Benefit.  The death benefit payable to a designated beneficiary who is not the surviving spouse shall consist only of the Guaranteed Benefit.

(a)           A Qualifying Participant is any of the following:

(1)           A Participant who dies while still employed by the Company.

(2)           A Participant who dies after the Board has approved payment of benefits under Section 3.2 but before payment of benefits begins.

(3)           A Participant who dies after payment of benefits has begun.

(b)           In determining whether payments to a Participant have begun or whether the Guaranteed Payment Period has begun or ended, payments shall be deemed to have been made in any month in which a payment would otherwise have been made if the amount of the reductions under paragraph 3.1(b) did not equal or exceed the amount determined under paragraph 3.1(a).

(c)           The Guaranteed Payment Period shall be a period of 120 months that begins on the following dates:

(1)           If the Participant dies while still employed by the Company or after the Board has approved payment of benefits under Section 3.2 but before payment of benefits begins, the Guaranteed Payment Period shall begin on the first day of the month following the date the Participant dies.

(2)           If the Participant dies after payment of benefits under Sections 3.1 or 3.2 has begun, the Guaranteed Payment Period shall begin with the first month in which payments are made (or deemed to have been made) to the Participant.

(d)           The Guaranteed Benefit shall be a payment for each month that remains in the Guaranteed Payment Period when the Participant dies determined as follows:

(1)           Subject to subparagraph (3), if payments to the Participant have begun when the Participant dies, the Guaranteed Benefit shall be the monthly amount payable during the month before the Participant’s death.

(2)           Subject to subparagraph (3),  if the Participant dies before payments under Sections 3.1 or 3.2 have begun, the Guaranteed Benefit shall be the greater of -

•                                          The monthly payment that would have been made to the Participant if the Participant had attained Normal

Retirement Date and payments under Section 3.1 had begun on the day before the Participant died.

•                                          The monthly pre-retirement death benefit, if any, in Appendix B to this plan.

(3)           The Guaranteed Benefit shall be reduced by the Spousal Benefit as follows:

•                                          The reduction shall be determined by subtracting the monthly Spousal Benefit from the monthly Guaranteed Benefit.

•                                          If the Participant’s spouse dies after payment of the Guaranteed Benefit has begun, the amount of the Guaranteed Benefit shall not be adjusted to reflect the discontinuance of the Spousal Benefit.

•                                          If the Guaranteed Benefit is paid in a single lump sum, the lump sum shall be based on the reduced monthly payment.

(4)           The Guaranteed Benefit shall be payable beginning with the first day of the month following the date the Participant dies.

(5)           No Guaranteed Benefit shall be payable after the Guaranteed Payment Period.

(e)           The Spousal Benefit shall be a monthly payment as follows:

(1)           The monthly payment shall be equal to one-half of -

•                                          If payments to the Participant (other than payments under section 3.7(b)(1)) have begun when the Participant dies, the monthly amount payable during the month before the Participant’s death;

•                                          If the Participant dies before payments under Sections 3.1 or 3.2 or after payments under section 3.7(b)(1) have begun, the monthly amount that would have been paid to the Participant if the Participant had attained Normal Retirement Date and payment under Section 3.1 had begun on the day before the Participant died.

(2)           The benefit shall be payable to the Participant’s spouse for life beginning with the first day of the month following the date the Participant dies and shall be determined after application of the rule in subparagraph (d)(3).

(3)           No Spousal Benefit shall be payable if the Participant dies without a surviving spouse.  The existence and identity of the Participant’s spouse shall be determined as of the date the Participant dies.

(f)            The Committee may, in its discretion, do the following:

(1)           Combine the monthly payments under the Guaranteed Benefit or the Spousal Benefits into a single annual payment for as long as payments are due.

(2)           Pay the Guaranteed Benefit in a single lump sum.

(g)           The lump sum value of the Guaranteed Benefit shall be determined using an interest rate of six percent (6%) per year, compounded annually, and the UP-1984 mortality table.

(h)           If the primary beneficiary designated under Section 3.4 dies before the Guaranteed Benefit has been completely paid, then, the balance of the Guaranteed Benefit shall be paid to any contingent beneficiaries designated by the Participant under Section 3.4.  If no contingent beneficiary has been designated, a prior designation has been revoked without substitution, or no contingent beneficiary survives the primary beneficiary, then the unpaid balance of the Guaranteed Benefit shall be paid as provided in paragraph 3.4(c).

(i)            This supplemental death benefit shall be in addition to any death benefit provided by any other Company-sponsored plan or insurance program.

3.4           Beneficiary of Death Benefits.  Each Participant shall designate on a form to be furnished by the Company a beneficiary or beneficiaries of any Guaranteed Benefits that become payable on account of his death.  The primary beneficiary of a married Participant shall be his spouse unless the spouse consents in writing to the designation of another primary beneficiary.  Any such beneficiary designation may be revoked or changed by filing a new designation with the Company.  The designation last filed with the Company shall control.  The revocation of a beneficiary designation shall not require the consent of any beneficiary.  When a Participant dies, the Company shall distribute the Participant’s Guaranteed Benefit in accordance with the beneficiary designation last filed with the Company by the Participant, or, in the event no beneficiary designation has been filed, in accordance with paragraph c. below.  Payment of a deceased Participant’s Guaranteed Benefit as provided in this Section 3.4 shall completely discharge the Company and the Committee.

(a)           Designation of the Participant’s spouse as a beneficiary shall be deemed revoked upon the entry of a decree of divorce or legal separation.

(b)           If two or more beneficiaries are designated and one or more of them fails to survive the deceased Participant, but one or more of the other beneficiaries do survive the Participant, then any remaining Guaranteed Benefit shall be distributed to the surviving beneficiaries unless otherwise expressly stated in the designation form.

(c)           If no beneficiary has been designated, a prior designation has been revoked without substitution or no beneficiary survives the deceased Participant, then any Guaranteed Benefit shall be paid to the following in the order named:

(1)           The Participant’s spouse at date of death;

(2)           The Participant’s children and issue of deceased children, per stirpes (lawful issue and adopted);

(3)           Parents of the Participant;

(4)           Brothers and sisters of the Participant;

(5)           The Participant’s estate.

(d)           Distribution to beneficiaries or others who are minors or incompetent persons may be made, at the discretion of the Committee, (1) directly to such minor, (2) to the legal guardian or trustee of such person’s estate, or (3) to the natural guardian or person having custody of and caring for such person.  Distributions to such persons shall be made in accordance with such of the methods of distribution as the Committee shall select.  The Company shall not be required to see to the application of the sums so distributed and the receipt by any such persons shall discharge the Company and the Committee of any further obligation or liability with respect to such payment.

3.5           Vested Benefits.

(a)           A Participant’s right to benefits under this Plan shall become vested and nonforfeitable when the first of the following events occurs:

(1)           The 365th day immediately prior to the Participant’s Normal Retirement Date;

(2)           The Participant dies;

(3)           The Board approves Early or Disability Retirement Supplemental Income benefits pursuant to Section 3.2;

(4)           The Participant attains age 55 and, if the Participant’s employment ends before October 1, 2003, the Participant completes 5 years of participation.

(5)           A Change in Control of The Company (as defined in 3.7(d)) occurs.

(b)           Upon termination of employment for any reason other than death, the following shall apply:

(1)           The vested portion of the Participant’s benefits shall begin at the Participant’s Normal Retirement Date, unless the Participant qualifies for earlier payment under 3.2 or 3.7.

(2)           The unvested portion of a Participant’s benefits shall be forfeited.

(c)           A Participant will be credited with a year of participation on the last day of each participation year under (d) that satisfies the following:

(6)           The Participant must complete 1,000 or more hours of service (as defined in the Retirement Plan) during the year.

(7)           The year must begin on or after the Participant’s Entry Date under 2.2.

(8)           The Participant must be employed on the last day of the year.

(d)           A participation year is a twelve-month period that begins on the Participant’s Entry Date or any anniversary of that date.

(e)           Prior to complete vesting under (a), a Participant’s benefits shall vest based on years of age after age 39 and years of employment in accordance with the following:

(1)           For each year of continuous employment with the Company, three percent (3%) of the Participant’s benefits shall vest, subject to the following:

•                                          The Participant must have been continuously employed for three years.

•                                          Vesting on account of continuous employment cannot exceed 50% of the Participant’s benefits.

•                                          A year of continuous employment is completed on each anniversary of the date the Participant was most recently hired, if the Participant is still employed on the anniversary date.  No credit shall be given for a partial year of continuous employment.

•                                          Years of employment before a break in the Participant’s continuous employment by the Company shall be disregarded in determining additional vesting attributable to years of employment since the Participant’s most recent date of hire.

(2)           For each complete year of age after age 39, three percent (3%) of a Participant’s benefits shall vest, subject to the following limitations:

•                                          The Participant must have been continuously employed by the Company for three years.

•                                          Vesting on account of years of age cannot exceed 50% of the Participant’s benefits.

(f)            If a Participant’s employment terminates and the Participant is later rehired, all years of continuous employment completed prior to the date of rehire shall be disregarded in determining the vested portion of the Participant’s Normal Retirement Benefit under 3.1(a) that accrues after rehire.

3.6           Forfeiture or Suspension of Benefits.  Notwithstanding any other provision of this Plan to the contrary, supplemental benefits shall be forfeited or suspended as follows:

(a)           No supplemental benefits shall be paid if the Participant is discharged from the Company for cause involving illegal or fraudulent acts.

(b)           No supplemental benefits shall be paid if the Participant commits suicide, while sane or insane, within one year from the date he is enrolled under the Plan.

(c)           Supplemental benefit payments shall be suspended during any period of reemployment by the Company or any other period when payments under the Retirement Plan are suspended.  Notwithstanding the preceding sentence, benefits payable pursuant to Section 3.7 shall be suspended only on account of the reemployment of the Participant by the Company.

3.7           Retirement Benefits in the Event of Change in Control.

(a)           A Participant’s benefits shall be computed under this section 3.7 if the Participant’s employment is involuntarily terminated within 36 months after the last event constituting a change in control of the Company.

(b)           Subject to 3.8, benefits under this section shall be the sum of the following:

(1)           An amount equal to seventy percent (70%) of the Participant’s Final Monthly Compensation (without reduction for any benefits payable from the Retirement Plan or any Primary Social Security Benefit) commencing on the first day of the month following the later of the Participant’s fifty-fifth (55th) birthday or the date on which the Participant’s employment by the Company terminates and ending with the earlier of the Participant’s death or the payment for the month in which occurs the Participant’s sixty-fifth (65th) birthday; plus

(2)           An amount for the Participant’s lifetime commencing upon the first day of the month following the later of the Participant’s sixty-fifth birthday or the date on which the Participant’s employment by the Company terminates and equal to seventy percent (70%) of the Participant’s Final Monthly Compensation less the amounts described in paragraph b. of Section 3.1, but without reduction on account of benefits payable under 3.7(b)(1).

(3)           If the Participant’s employment is terminated involuntarily before the Participant’s fifty-fifth birthday, the severance benefit under paragraph (i).

(c)           Amounts payable under (b) shall be reduced by any amounts that the Participant receives as cash compensation from the Company for current services as an employee or independent contractor to the extent such amounts are subject to withholding or reportable to the Internal Revenue Service on an information return.

(d)           A “Change in Control” shall mean:

(1)           A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Act”) or any successor thereto; provided that such a change in control shall be deemed to have occurred only when (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) acquires, directly or indirectly, actual economic beneficial ownership (as opposed to “beneficial ownership” as defined in Rule 13d-3 under the Act) directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote at election of directors; or

(2)           During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”) cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(3)           Any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Company shares would be converted into cash, securities, or other property; or

(4)           Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(5)           Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

(e)           A Participant’s employment shall be treated as having been involuntarily terminated when any one or more of the following occurs:

(1)           The Company terminates the Participant’s employment for any reason other than cause or the Participant’s disability or death.

(2)           The Participant terminates employment for good reason.

(f)            Termination for cause shall mean termination for any of the following reasons, subject to (g):

(1)           The Participant commits an act of fraud, embezzlement, or theft constituting a felony.

(2)           The Participant becomes liable to the Company for acts or omissions involving intentional misconduct or a knowing violation of law.

(3)           The Participant engages in any transaction relating to the Company from which the Participant personally receives a benefit in money, property, or services to which the Participant is not legally entitled.

(g)           Before a Participant is terminated for cause, the following shall occur:

(1)           The Board shall meet to determine whether any of the requirements for termination for cause apply to the Participant.

(2)           The Company shall provide the Participant with reasonable notice of the meeting and an opportunity for Participant and Participant’s legal counsel to appear before the Board.

(3)           75% of the entire Board must determine that the Participant’s employment shall be terminated for cause.

(4)           The Company shall provide to the Participant a copy of the Board’s resolution terminating the Participant’s employment for cause.

(h)           Termination of employment for good reason shall mean termination for any of the following reasons:

(1)           The Participant reasonably concludes that a change in the Participant’s status or position with the Company does not represent a substantially similar position or a promotion before the Change in Control.

(2)           The Participant reasonably concludes that a change in the Participant’s duties or responsibilities is inconsistent with the Participant’s status and responsibilities before the Change in Control.

(3)           The Participant is removed from or not reappointed or reelected to any position held before the Change in Control or to a substantially similar or superior position, except in connection with termination of the Participant’s employment for Cause, disability or death.

(4)           The Company reduces the Participant’s base salary below the level in effect immediately prior to the Change in Control.

(5)           The Company fails to continue any plan in which the Participant participates at the time of the change in control or to provide plans providing the participant with similar benefits, except by reason of a change in law or on account of normal expiration of a plan in accordance with its terms as in effect at the time of the Change in Control.

•                                          Plan means any compensation plan (such as an incentive or stock option plan) or any employee benefit plan such as a thrift, pension, profit-sharing, medical, disability, accident, life insurance plan, or a relocation plan or policy, or any other plan, program, or policy of the Company intended to benefit employees.

•                                          Failure to continue a plan shall include the Company’s action or failure to act that adversely affects continued participation by the Participant in any plan on at least as favorable a basis as prior to the Change in Control, or that materially reduces the Participant’ benefits in the future or deprives the Participant of any material benefit enjoyed at the time the Change in Control occurs.

(6)           The Company fails to provide and credit the Participant with the number of paid vacation days to which Participant was then entitled in accordance with the Company’s normal vacation policy as in effect immediately before the Change in Control.

(7)           The Company requires the Participant to be based outside the Seattle metropolitan area except for required travel on the Company’s business to an extent consistent with the Participant’s business travel obligations on behalf of the Company immediately before the Change in Control.

(8)           The Company fails to obtain the consent of any successor to continue this Plan.

(9)           The Company refuses to permit the Participant to attend to matters or engage in activities not directly related to the Company’s business that the Company permitted before the Change in control.

(i)            Severance benefit means the sum of the following:

(1)           The Participant’s full base salary through the date on which employment terminates at the higher of the rate in effect on the date the change in Control occurs, or the rate in effect as of the time of such termination.

(2)           For the Severance Payment Period, a monthly amount payable on the first day of the month equal to one-twelfth (1/12) of the sum of (i) the Participant’s base annual salary at the rate in effect when the change in control occurs, plus (ii) the average annual incentive compensation (if any) paid to the participant with respect to the two fiscal years prior to the fiscal year in which the change in control occurs.

(3)           The Severance Payment Period shall begin with the month following the date of termination and end with the earlier of the 36th monthly payment or the Participant’s 55th birthday.

3.8           Limitations on Certain Excess Payments.

No payments shall be made to a Participant under this Plan that would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code.

(a)           The determination of whether payments constitute excess parachute payments shall be made by the Committee, with the advice of counsel.  The Committee shall notify the Participant and any other interested parties of its determination which shall be final and binding on all parties.

(1)           The Committee shall notify the Company and the Participant in writing of its determination within 5 business days after the Participant’s employment terminates.

(2)           The notice shall list all payments that are deemed to constitute excess parachute payments and include the Committee’s determination of the present value of each listed payment.

(b)           In determining whether payments under the Plan constitute excess parachute payments, the Committee shall take into account any other payments of compensation that must be counted under Section 280G.

(c)           The Participant may, by written notice to the Committee and the Company, elect to receive any combination of benefits to which the Participant is otherwise entitled, that will not exceed the maximum amount that can be paid to the Participant without resulting in excess parachute payments.

(d)           If the Participant fails to provide timely notice of an election to receive a combination of benefits, the Committee shall determine the payments that are to be reduced to avoid paying any excess parachute payments to the Participant.

ARTICLE 4.

PAYMENT OF BENEFITS

4.1           Form.  Payments to a Participant shall be made monthly during the Participant’s lifetime.  If the Participant dies before the end of the Guaranteed Payment Period, the Guaranteed Payment shall be made in monthly installments, subject to paragraph 3.3(f).

4.2           Source.  The commitment of the Company to pay supplemental retirement benefits under this Plan is an unsecured promise of the Company to make the payments.  There is no asset or trust fund set aside for payment of benefits hereunder.  The Company, however, does intend to honor its obligation to pay supplemental benefits as they come due.

4.3           Key Man Insurance.  The Company may purchase and own such key man life insurance as it chooses on the life of any Participant.  No Participant, nor his beneficiaries, heirs, assigns, personal representative or estate, shall have any right to or interest in any such policy or the proceeds payable thereunder on his death.  On the death of the Participant, the proceeds  shall be paid to the Company.

4.4           Physical Examination.  Each Participant, as requested by the Company, shall take a physical examination by a physician approved by an insurance carrier designated by the Company.  The cost of the examination shall not be borne by the Participant.  The report of such examination shall be transmitted directly from the physician to the insurance carrier designated by the Company to establish certain costs associated with providing benefits under this Plan.  Such examination shall remain confidential among the Participant, the physician, the insurance carrier and the Company.

ARTICLE 5.

ADMINISTRATION, AMENDMENT AND TERMINATION

5.1           Committee.  The Committee shall have full power and authority to interpret, construe and administer this Plan, to adopt appropriate procedures and to make all decisions necessary or proper to carry out the terms of the Plan.  The Committee’s interpretation and construction of, and actions under the Plan, including any determination of benefit amount or designation of the person to receive supplemental payments, shall be binding and conclusive on all persons for all purposes.  The timetable and procedure for notice of denial of benefit claims and for hearing on review of such denial shall be as set forth in Article XX of the Retirement Plan, and the Committee shall make such final review and decision.  The Company’s Corporate Secretary shall act as the Committee’s agent in administering the Plan.  Neither the Company, nor its officers, employees, directors or Committee nor any member thereof, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

5.2           Company Functions.

(a)           The Company has no administrative authority or function and is not a plan fiduciary.

(b)           Except as provided in (c), all Company functions or responsibilities shall be exercised by the chief executive officer of the Company, who may delegate all or any part of those functions.

(c)           The power to amend or terminate the plan may be exercised only by the Board of Directors of the Company, except as provided in (d).

(d)           The Company’s chief executive officer or delegate may amend the Plan to make technical, administrative or editorial changes on advice of counsel to comply with applicable law, to simplify or clarify the Plan or to adjust the amounts of pre-retirement death benefits in Appendix B.

(e)           The Board of Directors of the Company or an Employer shall have no administrative or investment authority or functions.  Membership on the Board shall not, by itself, cause a person to be considered a plan fiduciary.

5.3           Amendment and Termination.

(a)           The Company may amend this Plan at any time by written instrument.  No amendment shall reduce any participant’s accrued benefit or the vested percentage of that accrued benefit, as of the date the amendment is adopted or is effective, whichever is later.

(b)           The Company may wholly or partly terminate the plan at any time.  Termination of the plan shall not terminate nor diminish any nonforfeitable rights or benefits accrued by any Participant or surviving beneficiary prior to termination.

ARTICLE 6.

GENERAL PROVISIONS

6.1           No Effect on Employment.  This Plan shall not be deemed to give any Participant or other person in the employ of the Company any right to be retained in the employment of the Company, or to interfere with the right of the Company to terminate any Participant or such other person at any time and to treat him without regard to the effect which such treatment might have upon him as a Participant in the Plan.

6.2           Legally Binding.  The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns.

6.3           No Transfer of Benefits.  The interest of any Participant or beneficiary under this Plan shall not be transferred or transferable, voluntarily or by operation of law, by assignment, anticipation, hypothecation, pledge or other encumbrance, or by garnishment, attachment, levy, seizure or other execution, or by insolvency, receivership, bankruptcy or other debtor proceeding.

6.4           Disclosure to Participants.  Each Participant shall receive a copy of this Plan, a copy of any written procedures for administering the Plan, any amendments to the Plan or procedures, and an annual statement of benefits over the signature of the President.

6.5           Adoption.  As originally adopted, this Plan was approved by resolution of the Board of Directors at a regular meeting on July 27, 1983, to be effective as of July 1, 1983.  The Plan as amended and restated effective May 1, 1989 was approved by resolution of the Board at a regular meeting on October 24, 1989.  The Plan as amended and restated effective January 1, 1996 was approved by resolution of the Board at a regular meeting on April 24, 1996.

1996 RESTATEMENT EXECUTED AS FOLLOWS EFFECTIVE AS STATED IN 1.4 ABOVE:

Company:	CASCADE NATURAL GAS CORPORATION

	By	/s/ W. Brian Matsuyama
	Its	Chairman and Chief Executive Officer

Executed: September 9, 1996

AMENDMENT NO. 1 EXECUTED AS FOLLOWS EFFECTIVE IN PART JANUARY 1, 1997 AND IN PART JANUARY 1, 1996:

Company:	CASCADE NATURAL GAS CORPORATION

	By	/s/ W. Brian Matsuyama
	Its	Chairman and Chief Executive Officer

Executed: June 16, 1997

AMENDMENT NO. 2 EXECUTED AS FOLLOWS EFFECTIVE SEPTEMBER  30, 2003:

COMPANY	Cascade Natural Gas Corporation

	By	/s/ W. Brian Matsuyama
President and CEO

APPENDIX A
(see Section 3.2(d))

Table C

To use this table, enter column 1 with the number of years, taken to be completed twelfths, by which the Early Retirement Date of the Participant or the date on which the Participant is entitled to a disability benefit precedes his Normal Retirement Date.  Determine from column 2 the corresponding percentage.

1 Number of Years	Percentage

0	100.00%

1	89.95

2	81.13

3	73.37

4	66.51

5	60.44

6	55.03

7	50.22

8	45.91

9	42.05

10 or more	38.57

This table is only applicable for a Normal Retirement Date of the first day of the month coinciding with or next following the sixty-fifth birthday.  Any percentage which cannot be determined directly from the above table will be determined on an actuarial basis consistent with the above.

The actuarial assumptions used in this table are -

Mortality: UP 84 20 Female
Interest: 6.00%

APPENDIX B
(see Section 3.3(d)(2))

Pre-Retirement Death Benefits

Participant	Monthly Benefit Amount

Anderson, Larry E.	$5,000

Beaudry, O. LeRoy	$4,500

Boyd, Ralph E.	$8,000

Haug, James E.	$4,500

Matsuyama, W. Brian	$12,000

Oberg, King C.	$6,000

Rosok, Larry E.	$4,000

Steele, Calvin R.	$4,000

Stoltz, Jon T.	$5,500

Wessling, J. D.	$6,000